Exhibit 8

JOINT FILING AGREEMENT

          This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the “Statement”) filed on or about this date relating to the offer by Snowflake Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of SafeNet, Inc., a Delaware Corporation, to purchase all the outstanding shares of common stock, par value $0.05 per share, and all of the outstanding shares of convertible preferred stock, liquidation value $2.50 per share, of Datakey, Inc., a Minnesota corporation is being filed on behalf of the undersigned.

          Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

          This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Dated: September 20, 2004	SAFENET, INC.
/s/ Anthony A. Caputo
Anthony A. Caputo
Chief Executive Officer

Dated: September 20, 2004	SNOWFLAKE ACQUISITION CORP.
/s/ Anthony A. Caputo
Anthony A. Caputo
Chief Executive Officer